Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

ROSELAND SUBSIDIARY ANNOUNCES RECENT ACTIVITIES

$300 Million Equity Raise with Rockpoint Group

Jersey City, New Jersey—February 27, 2017—Mack-Cali Realty Corporation (NYSE: CLI) today announced that Roseland Residential Trust (“Roseland or RRT”), Mack-Cali’s multi-family subsidiary, culminated a year of major achievements, including the signing today of a $300 million equity raise with affiliates of Rockpoint Group, L.L.C. (“Rockpoint”), opening of Jersey City Urby, and strategic acquisition activities.

LEASING HIGHLIGHTS:

Roseland’s stabilized residential portfolio was 96.3 percent leased at year-end 2016.  Inclusive of the opening tomorrow of the 762-apartment, 69-story Jersey City Urby, Roseland has delivered 1,163 luxury apartments to the marketplace since the beginning of the fourth quarter 2016.

Select leasing highlights for the year include:

•                  M2 at Marbella, Jersey City, New Jersey:  The 311-apartment asset achieved stabilization in November, having absorbed at approximately 50 apartments per month during its lease-up. It ended the year at 95.5 percent leased.

•                  Quarry Place, Tuckahoe, New York:  Roseland commenced leasing activities on this majority-owned, 108-apartment community in Westchester.  At quarter-end, the community was 12 percent leased; as of today it is over 25 percent leased.

•                  Chase II at Overlook Ridge, Malden, Massachusetts:  Roseland commenced leasing activities on this wholly-owned, 292-apartment community to be operated in conjunction with the adjacent Chase I.  At quarter-end, the community was 11 percent leased; as of today it is over 30 percent leased.

•                  Jersey City Urby (formerly URL® Harborside), Jersey City, New Jersey:  Tomorrow, Roseland will commence leasing activities on this majority-owned, 762-apartment community on the Hudson Waterfront.

ACQUISITIONS:

Subsequent to year-end, Roseland executed significant acquisitions in accordance with its strategic geographic and ownership objectives.  The execution of these transactions, coupled with multiple acquisitions throughout 2016, will reduce Roseland’s residential subordinate interest to just two communities, including the valuable Marbella in Jersey City, New Jersey.

•                  Plaza 8/9, Jersey City, New Jersey:  Roseland acquired all joint venture partner interests on the parking lot parcel along the Hudson Waterfront, thereby converting its ownership on the valuable development site from 50 to 100 percent.  The purchase price was $57,100,000.  The site is planned for future residential development and is directly adjacent to Harborside.

•                  Monaco, Jersey City, New Jersey:  Roseland reached an agreement to acquire all joint venture partner interests in the 523-apartment, two-tower, stabilized community completed in 2011.  The transaction will convert Roseland’s non-cash flowing 15 percent subordinate interest to 100 percent.  The Monaco transaction, valued at $315 million or $602,000/unit, represents a capitalization rate of 4.66 percent on a trailing 12-month basis.  As Roseland harvested its in-place promoted equity value, the Company’s effective capitalization rate was 4.81 percent.  Roseland anticipates a closing in 2Q 2017.

•                  2 Campus Drive, Parsippany, New Jersey:  Also in the fourth quarter, the Company acquired 2 Campus Drive in Mack-Cali’s Business Campus for approximately $5.5 million.  The strategic acquisition will pave the way for the execution of the mixed-use master plan for the Campus in Parsippany.

•                  Estuary, Weehawken, New Jersey:  Roseland disposed of its 7.5 percent minority interest in the community for approximately $5.1 million.

CONSTRUCTION STARTS:

At year-end, the Company had 3,063 units (2,691 apartments; 372 hotel keys) under construction, representing nearly $1.1 billion of activity, with stabilized net operating income forecasted at $75.8 million.  This activity included the following fourth quarter starts from Roseland’s successful repurposing program:

•                  233 Canoe Brook Road, Short Hills, New Jersey:  Roseland commenced site-work on the 200-apartment community, adjacent to a future hotel development site and Mack-Cali’s 150 JFK Parkway office asset.

•                  150 Monument Road, Bala Cynwyd, Pennsylvania:  The Company commenced garage construction activities on this 206-apartment community, a successful repurposing of a former Mack-Cali office asset.

CAPITAL MARKETS ACTIVITY:

In the fourth quarter and subsequent to year-end, Roseland executed on approximately $850 million of capital markets activities.

Today, Roseland is pleased to announce the signing of the Rockpoint transaction — a $300 million equity investment that will provide capital to further execute on the objectives of Roseland’s residential business plan.  Highlights of the Rockpoint transaction (see Mack-Cali’s 2016 annual report on Form 10K when filed) include:

Equity Commitment:

•                  Rockpoint will commit to fund $300 million of equity into RRT over the next two years, with $150 million funded at closing.

•                  Mack-Cali will have the option to fund up to $200 million of equity into RRT after Rockpoint’s commitment is fully funded.

•                  RRT will receive a deemed funded existing equity value at closing of $1.23 billion.

•                  Upon full Rockpoint and Mack-Cali funding, pro forma ownership would be approximately 83 percent Mack-Cali and 17 percent Rockpoint.

Waterfall:

•                  6 percent annual dividend on funded equity (Rockpoint and RRT).

•                  6 percent annual return on RRT existing equity, with Rockpoint receiving an additional 5 percent of the amount distributed to RRT.

•                  Pro rata based on funded equity and RRT existing equity.

•                  RRT Promote:  Upon a capital event, Rockpoint’s pro-rata distribution shall reduce by 50 percent after achieving an 11 percent annual IRR.

Other Key Provisions:

•                  RRT and Rockpoint will have the right to cause redemption of the Rockpoint equity after the fifth anniversary of the closing date without penalty.

•                  RRT will control governance of the company, but for limited events where Rockpoint consent is required.

•                  Mack-Cali will have the right to spinout its interests in RRT or otherwise create a public listing for RRT at anytime.

Other capital market highlights included:

•                  RiverTrace at Port Imperial, West New York, New Jersey:  In the fourth quarter, the Company refinanced the existing 6.00 percent mortgage, to a 10-year, interest only rate of 3.21 percent — with no penalty.

•                  Alterra at Overlook Ridge, Malden and Revere, Massachusetts:  Subsequent to year-end, the Company placed a seven-year, $100 million mortgage on the community at an interest only rate of 3.75 percent.

“I am very pleased with the Roseland team’s great performance in 2016 led by Marshall Tycher and Andrew Marshall who created a great platform of current assets and a superb pipeline of new developments,” said Michael J. DeMarco, Mack-Cali President.  “That excellence has led us to Rockpoint becoming our strategic partner.  I have worked with Rockpoint before when I was at Vornado and they are a class act in everything they do and a superb fiduciary for their fund.  We look forward to having great success in the upcoming years with them as our partner.”

Mack-Cali will release its fourth quarter 2016 earnings results after the market close on Tuesday, February 28, 2017 and will host is fourth quarter conference call with management on Wednesday, March 1, 2017 at 9:30 a.m., Eastern Time.

About Roseland Residential Trust

Roseland Residential Trust (“Roseland or RRT”), a subsidiary of Mack-Cali Realty Corporation (NYSE: CLI) was recently formed to own, manage, and develop Mack-Cali’s luxury multi-family residential portfolio. Roseland is a premier, full-service residential and mixed-use owner and developer in the Northeast with an industry leading reputation for successful completion, execution, and management of class A residential developments. Roseland’s scalable and integrated business platform oversees the Company’s operating and in-construction assets, geographically desirable land portfolio, sourcing of new development and acquisition opportunities, and repurposing activities on Mack-Cali’s office holdings.

The Company is a recognized leader in multi-family innovation, carefully integrating each development with its surrounding cultural context to enhance the beauty, economic vitality, and energy of its environment. From thoughtfully designed residences to distinctive amenity offerings, Roseland has earned a reputation for providing residents with the most visionary communities that empower them to re-imagine the way they live.

The Company is the master developer for several nationally recognized mixed-use destinations, including Port Imperial, a $3 billion, 200-acre, mixed-use community on the Hudson River Waterfront facing Midtown Manhattan; Portside at East Pier in East Boston, where Roseland is redeveloping one-half mile of Boston Harbor into a premier luxury mixed-use community; and Overlook Ridge, a 92-acre masterplanned community north of Boston.

Additional information on Roseland is available on the Company’s website at www.roselandres.com.

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

About Rockpoint Group, L.L.C.

Rockpoint Group, L.L.C. is a real estate private equity firm headquartered in Boston, with additional primary offices in Dallas and San Francisco.  Since 1994, Rockpoint’s founding Managing Members with others have sponsored thirteen commingled funds and related co-investment vehicles, raising over $18 billion in capital commitments and investing approximately $14 billion of equity in over 380 transactions with a total capitalization of approximately $50 billion.  Rockpoint employs a fundamental value approach to investing in both its opportunistic and lower-risk strategies and focuses on select product types and geographic regions, with a primary emphasis on opportunities in major coastal markets in the United States.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1030 tkrug@mack-cali.com	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1528 ijablonski@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Director of Investor Relations (732) 590-1025 dcrockett@mack-cali.com

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